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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-6032 editor@HALwhistleblowers.org

Halliburton Shareholder Calls for House and Senate Investigations into
Alleged Halliburton Foreign Corrupt Practices Act and Tax Evasion Violations;
Plans to Attend Halliburton's 2007 Annual Meeting to Question Lesar/Directors

ALEXANDRIA, VIRGINIA, September 21, 2006 --- David A. Smith, a Halliburton shareholder, yesterday called on Senate and House members to undertake an investigation into allegations that Halliburton executives covered up violations of the Foreign Corrupt Practices Act and U.S. tax law.

"While working in Halliburton's Kellogg, Brown & Root offices in Arlington, Virginia, I received a series of mis-directed e-mails intended for David R. Smith, the Vice President of Tax for Halliburton," Smith says. "These e-mails pertained to the as-yet-unannounced Federal investigations into bribery and public corruption charges in Halliburton's Nigerian operations."

Smith says that his letter yesterday was directed to United States Senators Robert C. Byrd and John D. Rockefeller IV. A West Virginia native and Virginia resident, Smith says he also sent copies of the letter to lawmakers on both sides of the aisle. "I asked Senators Byrd and Rockefeller to waive Senatorial courtesy considerations, to help ensure that the claims receive a proper airing."

Smith's Employment at KBR

Smith's letter to Senators Byrd and Rockefeller reads: "I worked at Halliburton's Kellogg, Brown & Root offices in Arlington, Virginia from August 2001 (just before the September 11th attacks) until April 2003 (just after we went to war in Iraq). Needless to say, this was a very interesting time to be in the belly of the war machine beast. I worked in the Government Proposals group, responding to Federal, State, and local requests for proposals. The proposal responses I worked on included the logistics support contracts for Iraqi operations (LOGCAP III), Iraqi oilfield reconstruction (RIO), embassy security upgrades and rebuilding (e.g., the Afghan embassy re-build project), nuclear non-proliferation (DTRA CTRIC), and other crucial projects."

The Mis-Directed E-Mails

Smith's letter states: "One day, the entire Proposals Group was summoned to a meeting that lasted quite a while (a couple of hours at least). When I returned to my desk after that meeting, I was surprised to discover that my corporate e-mail inbox was overflowing with new messages."

"'That's odd,' I thought. "Everyone who would have been e-mailing me was in that meeting'."

"Scrolling through the e-mails, I discovered that I was on the 'cc: list' - along with many others inside and outside the company - for the original e-mail. The other e-mails cluttering my inbox were the 'Reply to All' responses that some of the other 'cc: list' recipients had made in response to the original e-mail."

"The original e-mail should have been sent to David R. Smith - the Vice President of Tax for Halliburton, appointed to that role during Vice President Dick Cheney's tenure as CEO [...] See also the insider trade filings for the other David Smith, at the SEC's EDGAR website."

"The Halliburton attorney who authored the original e-mail chose the first David Smith in the internal address book by mistake (I surmise he was thinking hierarchically, rather than alphabetically). Alphabetically, the first David Smith in the address book (and there were several of us with that common name who worked for the company) was me: David A. Smith. I guess the Halliburton attorney's kindergarten teacher didn't teach him his alphabet; mine did."

"As I scrolled through the responses, it became clear that the subject under discussion was certain projects Halliburton was seeking to undertake in Nigeria, including a liquefied natural gas (LNG) plant. So far, the e-mails pertained to my job function, and I continued to scan them for whatever specific action item(s) I was being asked to perform. It was not uncommon for my proposal group to work with our counterparts in overseas offices, to produce key personnel curriculum vitae, past project write-ups, etc."

"However, it quickly became clear that something was wrong. The e-mails centered around how to defend the company from a Federal investigation that the Houston home office had just learned about, arising under the Foreign Corrupt Practices Act. Intrigued - I am a policy wonk and Byrd Scholar after all - I began to read the e-mails more carefully. As I did, it became apparent that the responses I had mistakenly received were from the company's entire 'damage control fire brigade': the public relations flaks were weighing in on how to spin the investigation, should it become public knowledge. The attorneys (both in-house and external) were weighing in on how to mount a legal defense, and how to keep the DOJ and SEC thrown off the scent. Government Relations personnel were weighing in on how to call in favors from the Executive Office of the President - including specific mention of making contact with the Vice President's office."

"Aghast, I continued to search the e-mails for the specific action I was being asked to undertake. 'Why has this correspondence been sent to me?' I kept wondering."

"The answer soon became clear. The other David Smith - VP of Tax at Halliburton - was being asked to weigh in on how to explain away the source of the bribes paid to Nigerian officials. After all, a dirty foreign bribe is usually paid with dirty, offshore, untaxed money, right?"

"The dilemma I now faced was: it was only a matter of time before the original e-mail's author discovered that he had erred in sending the e-mail to me. Eventually, the silence of the other David Smith would prompt a phone call, or some other form of direct follow-up, to prod him for his input on how to defend against the tax evasion implications of the FCPA investigation. When he inevitably replied that he hadn't seen any of the e-mail conversation, the backtracking would reveal that I had received the e-mails instead."

"I approached my supervisor with my problem. He said that I should just ignore them. I protested, pointing out that my silence might be misconstrued, and land me in hot water. Mulling it over, he told me to go ahead and alert the original sender. (As an aside, it was not uncommon for me to receive mis-directed e-mails - intended for one of the other David Smiths in the company - but they usually were either benign, or at worst, a dirty joke.)"

"When I alerted the original sender (the Halliburton attorney), he fired back an angry e-mail, ordering me to destroy all copies of the e-mails I had received, and to send him a signed written letter to the effect that I had done so. Rather than thanking me for proactively (and quietly) alerting him to his mistake, he essentially 'shot the messenger' - acting as if I were the one who had done something wrong."

Justice Department and FBI Contact Smith in Summer 2004

Smith's letter continues: "In late July 2004, I received a phone call from Mr. Peter Clark, the Deputy Chief of the Fraud Section of the Criminal Division of the Department of Justice. He informed me that another U.S. Attorney was on the line with him, along with two FBI agents from the Houston Field Office. He asked if he could record the conversation. I agreed."

"At Mr. Clark's request, I recounted the information above. [...] I explained to Mr. Clark that the young man who maintained Halliburton's e-mail backups for the Arlington, Virginia office could surely produce copies [of the e-mails] directly from the company's own storage system, and also pointed out that the e-mails that would be of most interest to the ongoing FCPA investigation would be those e-mails that were exchanged by the damage control fire brigade after the correct David Smith was looped in (e.g., what did the Tax group down in Houston have to say about how to spin the dirty bribe money's tax status and offshore source?). Excitedly, Mr. Clark rang off, promising to call with further updates."

"Later that same day - much to my surprise - he did just that. He informed me that following the morning phone call, FBI agents showed up in both Arlington, Virginia and Houston, Texas, demanding copies of both my e-mail account's backups, and the other David Smith's. At this time, Mr. Clark informed me that his team of investigators had been stymied at almost every turn up until this point - hinting that the obstruction was coming from the Administration itself. He informed me that I was free to share the details of our conversation (and of the FBI activities resulting from those conversations) with anyone I chose - including, he said very pointedly, the media."

"Well, I regret that I didn't do so. Therein lies a tale unto itself - and one that I would gladly share with you."

"It is noteworthy that soon after the general election in 2004, Peter Clark resigned from the Justice Department, and went into private practice. [...] I surmise that Mr. Clark was worn out, after trying to butt heads with those above his pay grade [...] After all, some might consider it a 'career-limiting move' within the Justice Department to investigate a Vinson & Elkins client, such as Halliburton. That's the Enron and Halliburton law firm, where the current Attorney General [...] was a partner."

The Ongoing Investigations

Smith notes that as recently as the latest quarterly Form 10-Q, Halliburton has disclosed the existence of ongoing investigations into the Nigerian matters.

"One of my concerns is that Halliburton is not only exporting public corruption under the guise of spreading democracy, but that it is also working on energy projects that harm American energy-producing jobs, such as those found in the coal producing regions of Appalachia. Voters in such areas as Southwestern Virginia, West Virginia, Kentucky, Ohio, Tennessee, and Pennsylvania have a right to know about these matters. My dad and both grandfathers were disabled in the coal mines, and I have extended family throughout that area that still makes a living that way. Without the UMWA/Lorin E. Kerr Scholarship, I would have had a more difficult time paying for college. So when I see bribes being paid to open up cheap liquefied natural gas operations that will compete with American coal jobs, I take exception to that."

Smith adds: "Given the top Administration ties involved, I think this case cries out for Congressional oversight hearings - not to mention the appointment of an independent counsel."

Something in the Water Down There

Smith's letter to Senators Byrd and Rockefeller states: "In closing, I note that Morgan Spurlock - the Academy Award nominated film director - graduated one year ahead of me at Woodrow Wilson High School. The two of us have been in touch on these matters, and I am hopeful that the two of us will be able to produce a documentary that tackles some of these issues. As you know, Morgan took on McDonald's in his highly-acclaimed film, Super Size Me. We've joked that there is 'something in the water down there' in Raleigh County that produces defiant corporate crusaders."

Smith graduated at the top of his class, gaining early admission to Harvard in 1989. That same year, he was diagnosed with Crohn's Disease - a medical condition that disqualified him for military service. Smith had received a Navy ROTC Scholarship, and took the oath of office during the lead-up to the first Gulf War. Despite the fact that President Eisenhower also suffered from the condition, modern-day medical standards preclude military service for Crohn's sufferers.

"I was very disappointed not to be able to serve. I remember being in the hospital watching Saddam using human shields in the fall of 1990. I was incensed - and frustrated that I wouldn't be able to serve directly. The Captain of my ROTC unit visited me in the hospital, and said he had no doubt I would find other ways of serving my country. By speaking out now, I hope I've justified his faith."

Smith's Plans for Halliburton's 2007 Annual Meeting

Halliburton's definitive proxy statement for the 2006 Annual Meeting includes information about how to propose items of business for the 2007 Annual Meeting, scheduled to be held on May 16, 2007. The Advance Notice Procedures section and the Stockholder Proposals for the 2007 Annual Meeting section - both located on page 40 of those materials - set forth the procedures for Halliburton stockholders to formally raise items of business.

The Advance Notice Procedures section ends by saying: "This advance notice requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with these procedures."

Smith says: "It is my intent to formally raise these issues with Mr. Lesar and the non-management Directors of Halliburton at the 2007 Annual Meeting. I hope to work with other concerned shareholders as well."

Meanwhile, Smith says, "I look forward to working with lawmakers on Capitol Hill who share my concerns about how Halliburton has conducted its operations at home and abroad."

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Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2007 Annual Meeting, currently scheduled to be held on Wednesday, May 17, 2007. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of September 21, 2006.